UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2009

MIDAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-13409	36-4180556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Arlington Heights Road, Itasca, Illinois 60143

(Address of Principal executive offices, including Zip Code)

(630) 438-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 12, 2009, the Company received a Notice of Arbitration from MESA S.p.A. (“MESA”) and Norauto Groupe SA (“Norauto”). MESA is an Italian company which operates the Midas system in Europe under a License Agreement and an Agreement of Strategic Alliance (the “1998 Agreements”) with the Company. Norauto is a French company that acquired MESA from the Fiat Group in October 2004.

Background

Until 1998, the Company directly owned and managed its network of franchised and company-operated Midas shops throughout the world. In 1998, the Company reached an agreement with Magneti Marelli, S.p.A. (“Marelli”), a member of the Fiat Group, to form a strategic alliance to accelerate the development of the Midas system in Europe and South America. Midas management concluded that Marelli had the financial and human resources to accelerate the development of the Midas business in Europe and South America at a much faster pace than the Company. Accordingly, the Company sold its interests in Europe and South America (“Midas Europe”) to Marelli for $100 million in October 1998, and entered into a licensing agreement for the Midas trademarks as part of the transaction.

In October 2004, Norauto acquired Magneti Marelli Services S.p.A. (“Marelli Services”) from the Fiat Group. Marelli Services was a newly-formed subsidiary of Fiat that was created to own the Midas Europe business that was purchased from the Company in 1998. Upon acquisition by Norauto in October 2004, Marelli Services was renamed MESA S.p.A. by Norauto.

The license agreement with Marelli (and now with MESA) provided for fixed U.S. dollar denominated royalty payments of approximately $9 million per year through 2007. Effective January 1, 2008, the royalty converted to 1% of Midas Europe’s system-wide retail sales. As a result, the royalty paid to the Company by MESA decreased from approximately $8.9 million in 2007 to approximately $4.4 million in 2008.

Arbitration

Under the terms of the 1998 Agreements, all disputes are to be settled by binding arbitration in Geneva, Switzerland under the UNCITRAL Arbitration Rules by a panel of three arbitrators. In demanding arbitration, MESA and Norauto claim that the Company has breached, and continues to breach, its obligations to cooperate and execute the agreement in good faith by failing to develop and update the performance of the Midas System in Europe and South America. As a result, MESA is asking the arbitrators to require the Company to pay for damages and losses incurred by MESA and Norauto, including a portion of royalties previously paid to the Company, and the alleged decrease in the value of the MESA business and lost profits because of MESA’s inability to successfully open Midas shops in new countries, in an estimated amount of Euro 74 million.

MESA and Norauto are also asking the arbitrator to require the Company to renegotiate the terms of the 1998 Agreements currently in effect or to cancel these agreements due to the alleged breach by the Company and require the Company to indemnify MESA and Norauto for any losses resulting from the termination of these agreements. The Company believes that the claims by MESA and Norauto are without merit and intends to vigorously pursue a defense against these claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDAS, INC.

Date: June 18, 2009	/s/ William M. Guzik
	Name:	William M. Guzik
	Title:	Executive Vice President and Chief Financial Officer